Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A2) of US-LUJIA Pharmaceutical Industry International, Inc. of our report dated March 26, 2012, with respect to the balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2011, for the period from inception on August 11, 2010 to December 31, 2010, and for the period from inception on August 11, 2010 to December 31, 2011 to be included in this Registration Statement. Additionally, we consent to the inclusion in the Registration Statement (Form S-1/A2) of US-LUJIA Pharmaceutical Industry International, Inc. of our report dated October 30, 2012 for Note F with respect to the correction of an incorrect statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

November 29, 2012
Date